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                                                                       Exhibit 6


                                 Donald A. Burns
                          450 Royal Palm Way, Suite 450
                              Palm Beach, FL 33480

                                                                   March 1, 2001


BY FACSIMILE AND FEDERAL EXPRESS
--------------------------------

Walter C. Anderson                                            Revision LLC
c/o Revision LLC                                              1023 31st Street, NW
1023 31st Street, NW                                          Suite 300
Suite 300                                                     Washington, D.C.  20007
Washington, D.C.  20007                                       Attention:  Walter C. Anderson

Gold & Appel Transfer, S.A.
Omar Hodge Building
Wickams Cay
Road Town, Tortolla
British Virgin Islands

Ladies and Gentlemen:

         Reference is made to (i) that certain Promissory Note, dated August 7, 2000, in the principal amount of $13,000,000.00, issued by Gold & Appel Transfer, S.A., Revision LLC and Walter C. Anderson, jointly and severally, in favor of me, Donald A. Burns (the "Note"), (ii) that certain Amended and Restated Stock Pledge Agreement (the "Pledge Agreement"), dated as of October 20, 2000, by and among each of you, Gold & Appel, Revision and Walter C. Anderson, Foundation for the International Non-governmental Development of Space (collectively, the "Pledgors"), and me, Donald A. Burns (the "Pledgee").

         According to the terms of the Note, on the date hereof you, the borrowers under the Note, are obligated to repay the full principal amount of $13,000,000.00 plus accrued interest thereon of $1,310,400.00. As we have mutually agreed, the terms of such payments will be amended as follows: (i) accrued interest on the original principal


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Walter C. Anderson                       2                        March 1, 2001


amount shall, on the date hereof, be added to the principal amount such that on the date hereof the principal amount of the Note shall be $14,310,400.00, and that going forward, interest shall accrue on such increased principal amount;
(ii) a $3,000,000.00 installment payment of principal will be payable on March 31, 2001; and (iii) the remainder of the principal amount, and all interest accrued thereon, will be payable on December 31, 2001.

         Enclosed herewith is an Amended and Restated Promissory Note, dated as of March 1, 2001 (the "New Note"), reflecting the above amendments and certain other revisions, in the form mutually agreed upon by you and me. In addition, enclosed herewith is an Amended and Restated Pledge Agreement, also dated as of March 1, 2001 (the "New Pledge Agreement") reflecting the pledge of additional collateral pursuant to Section 7.3 of such agreement, the inclusion of an additional Pledgor and certain other revisions, also in the form mutually agreed upon by you and me. In case of any conflict between the terms of this letter agreement and either the New Note or the New Pledge Agreement, the terms of the New Note or the New Pledge Agreement, as the case may be, shall govern.

         By my signature on this letter, I hereby agree to the revised terms of your payment obligations, as described herein. In addition, I hereby acknowledge that, upon the due execution and delivery of the New Pledge Agreement and New Note by all of the parties thereto and the satisfaction by the Pledgors of all of their obligations thereunder, the default referred to in the Notice of Default, dated February 14, 2001, from me to each of the Pledgors as of such date shall be deemed cured. The foregoing acknowledgement does not constitute a waiver of any other defaults that may exist or arise or any other rights that I as Pledgee may have to take any action or seek any remedy permitted by the New Note, the New Pledge Agreement or applicable law. I plan to file any amendments required by law to the Schedules 13D previously filed by me in connection with this transaction.



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Walter C. Anderson                       3                        March 1, 2001

         Would you please indicate your acceptance of the revised terms described herein by countersigning this letter and returning one copy of it, along with executed copies of the New Note and New Pledge Agreement, by fax and overnight mail to me, care of Melissa Sobel and Gary Murphy at Debevoise & Plimpton. You may keep the other copy of this letter for your records.

                                   Sincerely,

                                   /s/ Donald A. Burns

                                   Donald A. Burns


Accepted and agreed:


 /s/ Walter C. Anderson
 ----------------------
 Walter C. Anderson


GOLD & APPEL TRANSFER, S.A.

By:  /s/ Walter C. Anderson
     --------------------------
     Walter C. Anderson,
     Attorney-in-Fact


REVISION LLC

By:  /s/ Walter C. Anderson
     -----------------------
     Walter C. Anderson,
     Manager